COMMERCIAL METALS COMPANY REPORTS RECORD SECOND QUARTER
AND POSITIVE OUTLOOK FOR SECOND HALF

     Irving, TX — March 22, 2005 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $56.6 million or $0.91 per diluted share on net sales of $1.6 billion for the quarter ended February 28, 2005, ranking it as the strongest second quarter ever reported for the Company. This compares with net earnings of $21.2 million or $0.35 per diluted share on net sales of $1.1 billion for the second quarter last year. This year’s second quarter included after-tax LIFO expense of $2.6 million or $0.04 per diluted share compared to $6.2 million or $0.10 per share in last year’s second quarter.

     Net earnings for the six months ended February 28, 2005 were $130.3 million or $2.11 per diluted share on net sales of $3.1 billion. For the same period last year, net earnings were $33.8 million or $0.57 per diluted share on net sales of $1.9 billion. For the six months ended February 28, 2005, after-tax LIFO expense was $24.8 million or $0.40 per share compared to $7.0 million or $0.12 per share last year.

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We again generated excellent profits in what is typically our weakest quarter, results even better than our expectations. As we anticipated, the second quarter reflected some seasonal weakening and inventory adjustments by customers. Profitability was relatively strong in all of our segments except for the Polish steel operation and was sparked by the anticipated pickup in our Domestic Fabrication segment. Our outlook for the third quarter and second half remains very positive. As discussed in more detail later in this release, we believe end-use demand should accelerate and prices stabilize. We anticipate third quarter LIFO diluted net earnings per share between $1.10 and $1.30. Our earnings estimate does not include any additional income from the business interruption insurance claims.”

(more)

(CMC Second Quarter Fiscal 2005 – Page 2)

Domestic Mills

     Rabin added, “Our Domestic Mills segment’s adjusted operating profit at $36.0 million was more than double last year’s second quarter. The LIFO expense was $1.0 million pre-tax compared with $5.0 million last year. Within the segment, adjusted operating profit for our steel minimills was more than 180% greater than a year earlier on the strength of much improved selling prices and gross margins, which more than offset a decline in finished goods shipments as well as the rise in steel scrap costs. Customers were working down inventories ordered in the fall, including imports, in concern over last summer’s tight markets. Compared with last year’s second quarter, the metal spread increased by $73 per ton to $264 per ton. On a year-to-year basis, tonnage melted for the second quarter was down 6% to 535 thousand tons; tonnage rolled was 472 thousand tons, 13% below last year’s second quarter. Shipments decreased 17% to 506 thousand tons. Our average total mill selling price was $135 per ton above last year’s level, and the average selling price for finished goods was up by $144 per ton to $490 per ton. By product line, the price premium of merchant bar over reinforcing bar remained wide at $120 per ton. The average scrap purchase cost rose by $34 per ton versus a year ago to $181 per ton. Total utility costs were essentially unchanged compared with the second quarter last year with generally lower usage but higher rates, especially for natural gas. Year-over-year changes for ferroalloys, graphite electrodes and other supplies were mixed. The copper tube mill recorded an adjusted operating profit modestly less than that of last year’s second quarter. Good demand from commercial as well as residential users was offset by a decline in metal spreads of 4 cents per pound to 54 cents per pound due to the more pronounced rise in the cost of copper scrap. Against the same period last year, copper tube production was unchanged while shipments edged higher to 16.0 million pounds.

     “During the quarter we filed our initial claim at $20 million for business interruption reimbursement for the transformer failure at SMI-Texas. We recorded an advance of $4.5 million in the Domestic Mills segment. Our ultimate total recovery remains dependent on resolution of issues regarding lost sales, prices, costs incurred and avoided, deductible amounts, and other factors. We cannot reasonably estimate the amount of our total recovery at this time. Discussions continued as well on the previously filed South Carolina mill business interruption claim; no further recovery was recorded.”

(more)

(CMC Second Quarter Fiscal 2005 – Page 3)

CMCZ

     Rabin continued, “After a string of outstanding quarters since the acquisition, it was a difficult quarter for CMCZ. The Polish operation recorded an adjusted operating loss of $4.5 million on a 100%-owned basis compared with an adjusted operating profit of $6.2 million the previous year. Operating levels and shipments were down dramatically compared with the second quarter of fiscal 2004. Severe weather slowed construction in Poland and, thereby, impacted sales; the effects of weak construction activity in Germany spilled over into Poland. Exports were extremely limited because of the relatively strong Polish Zloty, especially against the Euro. For the quarter, tons melted equaled 203 thousand, rolled tons equaled 206 thousand, and shipments totaled 208 thousand tons including billets. Meanwhile, the average selling price rose to PLN 1,523 per ton (including 7% billets) from PLN 1,083 per ton (including 22% billets) while the average metal cost increased to PLN 904 per ton from PLN 621 per ton.”

Fabrication

     Rabin said, “As expected, we achieved a significant turnaround in the Fabrication segment compared with a small loss last year. Prices and volumes within the segment were mostly higher even though shipments were, typically for our second quarter, affected by the seasonality. We recorded a substantial increase in adjusted operating profit to $24.6 million in this segment, including an increase of $4.6 million pre-tax LIFO expense. Last year’s LIFO charge was $2.6 million. Construction activity was mixed and varied by geographic region. Public and institutional construction continued at a solid level, and various sectors of commercial construction showed improvement. All product areas – rebar fabrication, construction-related products (CRP), steel fence posts, steel joist manufacturing, cellular beam manufacturing, structural steel fabrication, and heat treating – contributed to the improvement in profitability. Shipments from our fab plants totaled 307 thousand tons, 7% above the prior year’s second quarter, while the composite average fab selling price (excluding stock and buyouts) increased by $265 per ton.”

(more)

(CMC Second Quarter Fiscal 2005 – Page 4)

Recycling

     According to Rabin, “The Recycling segment recorded a record second quarter with net sales up by 18% compared with one year ago. The adjusted operating profit of $20.1 million was 13% greater than last year’s outstanding second quarter. LIFO income was $1.0 million pre-tax this quarter versus an expense of $2.0 million the prior year. Gross margins were 8% above last year. The ferrous scrap market was still strong (and volatile), although down from the first quarter of this year, characterized by some lull in consumer buying. Nonferrous markets remained volatile as well, but with an upward bias in prices from already high levels. Export demand was mixed. Versus last year, the average ferrous scrap sales price for the quarter increased by 15% to $197 per short ton although shipments slipped 6% to 463 thousand short tons. The average nonferrous scrap sales price for the quarter was approximately 17% above a year ago while nonferrous shipments were 14% higher. Inventory turnover across the board remained extremely high. The total volume of scrap processed, including all our domestic processing plants, equaled 822 thousand tons against 838 thousand tons last year.”

Marketing and Distribution

     “Adjusted operating profit for the Marketing and Distribution segment of $23.2 million was more than double last year’s already strong second quarter on much higher net sales despite seasonal factors. Our business was good in the United States, Australia, China, elsewhere in Asia, and in Europe. A broad array of product lines contributed to the high volumes and increased gross margins,” Rabin said. “This segment recorded LIFO income of $500 thousand pre-tax compared with an expense of $17 thousand the year before. The margins and shipments in steel, aluminum, copper and stainless steel increased significantly over the prior year. Sales and margins for industrial materials and products far surpassed previous record levels; increased activity included minerals, ores, refractories, ferroalloys, and various metals and alloys. Our value-added downstream and processing businesses continued to perform very well.”

(more)

(CMC Second Quarter Fiscal 2005 – Page 5)

Financial Condition

     According to Rabin, “Our financial position remains strong. At February 28, 2005, our stockholders’ equity was $837 million. At quarter end, our working capital was $796 million, and the current ratio was 2.0. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 31%, and the ratio of total debt to total capitalization plus short-term debt was 33%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ.”

Outlook

     Rabin continued, “Overall, our outlook for the third quarter and second half remains very positive. Some distributors are overstocked, but end-use demand should accelerate in the U.S., Asia, Central Europe and Latin America while business should remain strong in Australia. Asia, in particular, appears to be picking up again. Worldwide non-residential construction is expected to strengthen beginning this month. The substantial increases in the calendar year 2005 prices of iron ore and coke (used by blast furnace steelmakers) bodes well for the international price levels of steel scrap and steel products. Our domestic steel mill prices are stable at relatively high levels (although off the peaks) and continue to be underpinned by the growing U.S. economy and weak U.S. dollar. Additionally, imports of carbon steel bar products declined in recent months. Our mill shipments should accelerate during the third quarter. Steel scrap prices remain relatively strong (although again below the peak) and show signs of stabilizing or even rising again internationally. The outlook for nonferrous markets remains favorable.

     “Accordingly, total earnings from our domestic steel mills should be strong during the third quarter. The copper tube business should be steady. Results at CMCZ should improve even though hindered by the strong Polish currency and what will be a poor shipping level for March 2005. Our anticipation remains that fabrication profits will expand further as bookings have been at higher levels, and shipments will be robust. Our Recycling segment will again post strong results. We expect the Marketing and Distribution segment to continue to perform well buoyed by healthy volume and margins in diversified markets and product lines. We anticipate third quarter LIFO diluted net earnings per share between $1.10 and $1.30. Our earnings estimate does not include any additional income from the business interruption insurance claims.”

(more)

(CMC Second Quarter Fiscal 2005 – Page 6)

     CMC invites you to listen to a live broadcast of its second quarter 2005 conference call on Tuesday, March 22, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, Murray McClean, Executive Vice President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     Paragraphs three, eleven, and twelve (Outlook) of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, currency valuation, production rates, insurance recoveries, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” “will,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, disputes as to insurance coverage or the extent of lost income subject to reimbursement which could result in a lengthy delay or failure to obtain recovery under business interruption insurance and decisions by governments impacting the level of steel imports and pace of overall economic activity.

(more)

CMC Second Quarter Fiscal 2005 – Page 7)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/05	2/29/04	2/28/05	2/29/04
Net sales	$1,597,313	$1,068,060	$3,126,385	$1,898,067

Costs and Expenses:
Cost of goods sold	1,388,792	939,445	2,684,900	1,676,933
Selling, general and administrative expenses	113,630	87,475	223,435	154,887
Interest expense	8,517	6,895	15,818	11,989

	1,510,939	1,033,815	2,924,153	1,843,809

Earnings Before Income Taxes and Minority Interests	86,374	34,245	202,232	54,258

Income Taxes	31,709	11,876	70,984	19,261

Earnings before Minority Interests	54,665	22,369	131,248	34,997

Minority Interests	(1,910)	1,214	948	1,214

Net Earnings	$56,575	$21,155	$130,300	$33,783

Basic earnings per share	$0.95	$0.37	$2.20	$0.59
Diluted earnings per share	$0.91	$0.35	$2.11	$0.57
Cash dividends per share	$0.06	$0.04	$0.11	$0.08
Average basic shares outstanding	59,489,851	57,278,698	59,097,619	56,785,032
Average diluted shares outstanding	62,427,957	59,756,312	61,664,332	58,878,116

BUSINESS SEGMENTS

(in thousands)

	Three months ended		Six months ended
	2/28/05	2/29/04	2/28/05	2/29/04
Net Sales:
Domestic Mills	$283,835	$250,963	$599,597	$463,490
CMCZ	107,644	114,491	230,758	114,491
Fabrication	330,886	219,970	657,526	433,598
Recycling	224,510	189,875	444,980	321,767
Marketing and Distribution	749,004	403,117	1,429,599	743,498
Corporate and Eliminations	(98,566)	(110,356)	(236,075)	(178,777)

Total Net Sales	$1,597,313	$1,068,060	$3,126,385	$1,898,067

Adjusted Operating Profit (Loss):
Domestic Mills	$36,042	$15,985	$86,726	$30,594
CMCZ	(4,542)	6,221	7,773	6,221
Fabrication	24,578	(1,224)	49,169	4,492
Recycling	20,073	17,702	39,848	23,436
Marketing and Distribution	23,215	8,825	46,584	15,092
Corporate and Eliminations	(3,465)	(6,037)	(10,268)	(13,140)

(more)

(CMC Second Quarter Fiscal 2005 – Page 8)

COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2005	2004
Assets:
Current Assets:
Cash and cash equivalents	$89,175	$123,559
Accounts receivable, net	685,339	607,005
Inventories	771,574	645,484
Other	52,894	48,184

Total Current Assets	1,598,982	1,424,232

Net Property, Plant and Equipment	479,982	451,490

Goodwill	30,542	30,542

Other Assets	94,850	81,782

	$2,204,356	$1,988,046

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$362,484	$385,108
Accounts payable – documentary letters of credit	142,905	116,698
Accrued expenses and other payables	228,350	248,790
Income taxes payable	34,418	11,343
Short-term trade financing arrangements	5,777	9,756
Notes payable – CMCZ	10,239	530
Current maturities of long-term debt	18,643	11,252

Total Current Liabilities	802,816	783,477

Deferred Income Taxes	50,520	50,433
Other Long-Term Liabilities	49,808	39,568
Long-term trade financing arrangement	8,800	14,233
Long-Term Debt	397,889	393,368

Minority Interests	57,822	46,340

Stockholders’ Equity	836,701	660,627

	$2,204,356	$1,988,046

(Short Tons in Thousands)

	Three months ended		Six months Ended
	2/28/05	2/29/04	2/28/05	2/29/04
Domestic Steel Mill Rebar Shipments	188	249	420	502
Domestic Steel Mill Structural and Other Shipments	318	360	632	673
CMCZ Shipments	208	390	460	390

Total Mill Tons Shipped	714	999	1,512	1,565

Average FOB Mill Domestic Selling Price (Total Sales)	$474	$339	$479	$324
Average FOB Mill Domestic Selling Price (Finished Goods Only)	$490	$345	$494	$330
Average Domestic Ferrous Scrap Purchase Price	$181	$147	$185	$132
Average FOB Mill CMCZ Selling Price (Total Sales)	$494	$286	$481	$286
Average CMCZ Ferrous Scrap Purchase Price	$207	$152	$227	$152

Fab Plant Rebar Shipments	207	192	445	371
Fab Plant Structural, Joist, and Post Shipments	100	94	203	195

Total Fabrication Tons Shipped	307	286	648	566

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$849	$584	$835	$570

Domestic Scrap Metal Tons Processed and Shipped	822	838	1,650	1, 572

(more)

(CMC Second Quarter Fiscal 2005 – Page 9)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/05	2/29/04
Cash Flows From (Used by) Operating Activities:
Net earnings	$130,300	$33,783
Adjustments to reconcile net earnings to cash used by operating activities:
Depreciation and amortization	37,846	33,993
Business interruption insurance recovery	(4,500)	—
Minority interests	948	1,214
Loss on reacquisition of debt	—	3,072
Provision for losses on receivables	3,012	3,790
Tax benefits from stock plans	8,168	2,514
Net gain on sale of assets and other	(1,000)	(116)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(82,198)	(142,728)
Accounts receivable sold	26,238	55,671
Inventories	(99,255)	(141,517)
Other assets	(5,494)	(1,501)
Accounts payable, accrued expenses, other payables and income taxes	(50,164)	42,433
Deferred income taxes	(30)	974
Other long-term liabilities	8,993	3,820

Net Cash Flows Used By Operating Activities	(27,136)	(104,598)

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(40,141)	(14,572)
Sales of property, plant and equipment	2,598	420
Acquisitions of fabrication businesses	(2,950)	—
Acquisitions of Lofland and CMCZ, net of cash acquired	—	(99,793)

Net Cash Used By Investing Activities	(40,493)	(113,945)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	26,207	69,113
Proceeds from trade financing arrangements	—	35,307
Payments on trade financing arrangements	(11,378)	(16,406)
Short-term borrowings, net change	9,583	4,966
Proceeds from issuance of long-term debt	—	200,000
Payments on long-term debt	(423)	(91,516)
Stock issued under incentive and purchase plans	14,121	11,867
Dividends paid	(6,519)	(4,520)
Debt reacquisition and issuance costs	—	(4,989)

Net Cash From Financing Activities	31,591	203,822

Effect of Exchange Rate Changes on Cash	1,654	(1,209)

Increase (Decrease) in Cash and Cash Equivalents	(34,384)	(15,930)
Cash and Cash Equivalents at Beginning of Year	123,559	75,058

Cash and Cash Equivalents at End of Period	$89,175	$59,128

(more)

(CMC Second Quarter Fiscal 2005 – Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.

EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/05	2/28/05
Net earnings	$56,575	$130,300
Interest expense	8,517	15,818
Income taxes	31,709	70,984
Depreciation and amortization	18,708	37,846

EBITDA	$115,509	$254,948

EBITDA to interest coverage
for the quarter ended February 28, 2005:	for the six months ended February 28, 2005:
$115,509/8,517 = 13.6	$254,948/15,818 = 16.1

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2005 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$836,701
Long-term debt	406,689
Deferred income taxes	50,520

Total capitalization	$1,293,910

Other Financial Information

Long-term debt to cap ratio as of February 28, 2005:
Debt divided by capitalization

     $406,689/1,293,910= 31.4%

Total debt to cap plus short-term debt ratio as of February 28, 2005:

     $441,348/(1,293,910 + 34,659) = 33.2%

Current ratio as of February 28, 2005:
Current assets divided by current liabilities

     $1,598,982/802,816 = 2.0

-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2005-15